Exhibit 10.9

RESIGNATION AGREEMENT AND MUTUAL RELEASE

This AGREEMENT is dated for reference August 21, 2024

BETWEEN:

BLACKJACK SILVER CORP., a company incorporated under the laws of Ontario with an address at Suite 2700, 401 Bay Street, Toronto, ON M5H 2Y4

(“BSC”)

AND:

FRONT STREET MANAGEMENT INC., a company incorporated under the laws of Ontario with a registered address at 725 Charlotte Street, PO Box 462, Niagara-on-the-Lake, ON LOS 1J0

(the “Consulting Company”)

AND:

JULIO DIGIROLAMO, a person having an address at 725 Charlotte Street, PO Box 462, Niagara-on-the-Lake, ON LOS 1J0

(“DiGirolamo”)

WHEREAS:

A.	BSC is a private Canadian-based company advancing the Butte project in Montana, U.S.A.

B.	DiGirolamo has been employed as an employee and officer of BSC since September 2021, and is the principal of Consulting Company.

C.	DiGirolamo has voluntarily resigned from his employment with BSC on the terms and conditions set out in this Agreement, effective on August 21, 2024 (the “Resignation Date”).

NOW THEREFORE, in consideration of the covenants set out below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Transition Payments

1.1.	BSC will provide the following transition package in full payment and in satisfaction of all obligations which are due to DiGirolamo and Consulting Company as a result of DiGirolamo’s employment and resignation from employment with BSC including all contractual, statutory and common law obligations, and any and all claims against BSC:

(a)	any outstanding wages earned by up to the Resignation Date;

(b)	accrued and unused vacation pay owed to DiGirolamo in respect of service up to the Resignation Date;

(c)	payment of $90,000, which is equivalent to twenty-six (26) weeks’ of DiGirolamo’s regular wages, less applicable statutory deductions and withholdings, to be paid as a lump sum at the next regularly scheduled payroll date (the “Payment”), conditional upon BSC’s receipt of this Agreement executed by DiGirolamo;

(d)	reimbursement of all reasonable out-of-pocket expenses incurred by DiGirolamo up to the Resignation Date; and

(e)	on execution of the Agreement, BSC and Consulting Company will enter into a 4-year Consulting Agreement, such that DiGirolamo is able to maintain stock options currently held in BSC.

2.	Voluntary Resignation as an Employee and Officer of BSC.

2.1.	By executing this Agreement, DiGirolamo confirms his voluntary resignation as an employee of BSC.

2.2.	DiGirolamo will resign as an officer of BSC and provide such resignation in writing to BSC at the same time as signing this Agreement.

2.3.	BSC and DiGirolamo will sign the Consulting Agreement at the same time as this Agreement.

3.	Release of Consulting Company and DiGirolamo

3.1.	Consulting Company and DiGirolamo each hereby remise, release and forever discharge BSC, its officers, directors, employees, contractors and agents, and their heirs, executors, administrators, successors and assigns (the “BSC Releasees”) or any of them, of and from any and all manner of actions, causes of action, suits, contracts, claims, damages, costs and expenses of any nature or kind whatsoever, whether in law or in equity, occurring or existing up to and inclusive of the date of this Agreement, including, but not limiting the generality of the foregoing, any and all claims by reason of or arising out of DiGirolamo’s employment with, or resignation of employment from, BSC, which as against BSC, the BSC Releasees or any of them, Consulting Company or DiGirolamo ever had, now have, or at any time hereafter can, shall or may have, which specifically includes but is not limited to any claims for notice, pay in lieu of notice, wrongful dismissal, severance pay, retention or other bonus, profit sharing, restricted share units, stock options, overtime pay, commissions, incentive compensation, interest, expenses, allowances, reimbursements, vacation pay, benefits, or any claims under occupational health and safety legislation, employment standards legislation or human rights legislation (having discussed or otherwise canvassed any and all employment standards, occupational health and safety and human rights complaints, concerns or issues arising out of or with respect to the Consulting Company’s and DiGirolamo’s relationship with the Releasee) or any other employment-related legislation, and any claims related to loss of position, status, future job opportunities or reputation.

3.2.	Consulting Company and DiGirolamo each will not make any claims or take any proceedings whatsoever against BSC, the BSC Releasees, or any of them, or against any other person, company, corporation or other legal entity who might claim contribution or indemnity from BSC, the BSC Releasees, or any of them, in respect of any matters which are set out in the release above.

3.3.	Consulting Company and DiGirolamo understand and agreed that the amounts provided pursuant to this Agreement are intended to be inclusive of, and not in addition to, any benefits and allowances or obligations prescribed by applicable employment standards legislation and are to be in full payment of the obligations under such legislation. Without limiting the foregoing, the Consulting Company and DiGirolamo expressly acknowledge receipt of all wages, overtime pay, vacation pay, holiday pay, and compensation to which they are entitled by virtue of applicable employment standards legislation.

3.4.	Consulting Company and DiGirolamo further covenant and agree to save harmless and indemnify the BSC Releasees from and against all claims, charges, taxes or penalties and demands which may be made by the appropriate taxing authorities in Canada and Ontario requiring the BSC Releasees to pay income tax, charges or penalties under applicable statutes and regulations in respect of income tax payable by the Consulting Company or DiGirolamo for services rendered to the Releasee; and in respect of any and all claims, charges, taxes, or penalties and demands which may be found payable by the BSC Releasees in respect of the Consulting Company and/or DiGirolamo relating to income taxes, or to governmentally regulated or other employment insurance or pension plan programs.

3.5.	Consulting Company and DiGirolamo expressly declare that they have no claim of any nature or kind to any entitlement whatsoever arising under or from any group health or welfare insurance policy maintained by the BSC Releasees for the benefit of their employees including disability or life insurance plans. Consulting Company and DiGirolamo accept fully accept sole responsibility to replace any benefits that they wish to continue and to exercise conversion privileges where applicable.

4.	Release of BSC

4.1.	BSC hereby remises, releases and forever discharges DiGirolamo and Consulting Company, its officers, directors, employees, contractors and agents and their heirs, executors, administrators, successors and assigns (the “DiGirolamo Releasees”) or any of them, of and from any and all manner of actions, causes of action, suits, contracts, claims, damages, costs and expenses of any nature or kind whatsoever, whether in law or in equity, occurring or existing up to and inclusive of the date of this Agreement, including, but not limiting the generality of the foregoing, any and all claims by reason of or arising out of DiGirolamo’s employment with BSC, which as against DiGirolamo and Consulting Company, the DiGirolamo Releasees or any of them, BSC ever had, now have, or at any time hereafter can, shall or may have.

4.2.	BSC shall not make any claims or take any proceedings whatsoever against DiGirolamo and Consulting Company, the DiGirolamo Releasees, or any of them, or against any other person, company, corporation or other legal entity who might claim contribution or indemnity from Consulting Company, the DiGirolamo Releasees, or any of them, in respect of any matters which are set out in the release above.

5.	Confidentiality

5.1.	The parties agree they will keep this Agreement and any related discussions and correspondence strictly confidential and will not disclose it to anyone at all, except and only to the extent necessary:

(a)	in the case of DiGirolamo, his spouse (on their undertaking to also keep this Agreement confidential);

(b)	in the case of Consulting Company and BSC, their directors, officers, and professional advisors; or

(c)	as required by law.

6.	D&O Insurance. BSC agrees to maintain, for a period of three (3) years from the date first written above, its directors and officers liability insurance coverage on terms substantially similar to the existing insurance coverage which BSC has in place and that such insurance will contain a provision which covers past and existing future directors and officers. Upon request of DiGirolamo during the three year period, BSC will provide to DiGirolamo copies of the current insurance including renewed insurance and any new insurance.

7.	Non-Disparagement. BSC and DiGirolamo agree that they shall not disparage or criticize or make any statement to any person not a party to this Agreement, written or verbal (including without limitation on any social media or other internet-based websites or forums), that is or that could be reasonably construed to be negative or derogatory regarding the other parties.

8.	Amendment. Neither this Agreement nor any provisions hereof will be modified, changed, discharged or terminated except by an instrument in writing, signed by the party against whom any waiver, change, discharge or termination is sought.

9.	Assignment and Enurement. This Agreement and any rights herein or hereto will not be assigned or otherwise transferred by any party without the consent of the other parties. This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

10.	Time is of the Essence. Time is of the essence of this Agreement.

11.	Representations and Undertakings.

11.1.         Consulting Company and DiGirolamo understand and agree that the Payment and benefits set forth herein are subject to their full compliance with the commitments and obligations in this Agreement and no other monies are due for the enforcement of same.

11.2.         Consulting Company and DiGirolamo represent that they have returned all property belonging to BSC, including any records, documents, data, files, notes (whether in hard copy or electronic format), discs, tapes and other materials relating to the business of BSC, its parent, subsidiaries or affiliates, which were in their possession, as well as any equipment or other physical property in their possession, and confirms that they have not retained, and will not retain, any copies thereof.

11.3.          Consulting Company and DiGirolamo undertake to maintain in confidence all confidential information acquired by during their employment or engagement with BSC and not to disclose to any third party (save for such disclosures as may be required by law) or use for their own benefit or the benefit of any third party any such confidential information, other than confidential information which becomes public knowledge (other than through the actions of the Consulting Company or DiGirolamo).

11.4.         DiGirolamo represents that he did not obtain, secure, commence, or receive an offer for alternate employment (including self-employment or engagement through the Consulting Company) between the Resignation Date and the date on which he executes this Agreement.

11.5.         Consulting Company and DiGirolamo agree that should they breach their obligations pursuant to this Agreement, then they will be required to repay the Payment in its entirety (less the sum of $500) within thirty (30) days from the date of breach.

12.	General Terms

12.1.         This Agreement will for all purposes be construed and interpreted in accordance with the laws of Ontario, and the parties attorn to the exclusive jurisdiction of the courts of Toronto, Ontario for the resolution of any dispute arising out of or in connection with this Agreement.

12.2.         This Agreement contains the entire agreement between the parties and supersedes and replaces any and all other prior agreements or understandings between the parties.

12.3.         The parties each represent and declare that they have personally read and understand this Agreement and have been given the opportunity to seek legal advice regarding its contents.

12.4.          This Agreement may be executed in counterparts, each of which when executed and delivered (by electronic copy or otherwise) will be deemed to be an original for all purposes, and all of which together will constitute one and the same document.

IN WITNESS WHEREOF the parties have each signed this Resignation Agreement and Mutual Release, made effective as of the latest date written below.

BLACKJACK SILVER CORP.

by its authorized signatory:

/s/ Quinton Hennigh	Date:	8/21/2024
Quinton Hennigh, Chairman

FRONT STREET MANAGEMENT INC.

by its authorized signatory:

/s/ Julio DiGirolamo	Date:	Aug 21, 2024
Julio DiGirolamo

/s/ Julio DiGirolamo	Date:	Aug 21, 2024
Julio DiGirolamo